Exhibit 99.2

Dear shareholders and followers,

First, to introduce myself: I am Craig Scott, Bion’s director of communications. I have been involved with Bion, in one form or another, since 1993. This Update/ Outlook is to help keep our shareholders and other followers informed of company developments, especially concerning trends and events that do not lend themselves to a press release. If you would like further clarification on these or other issues, please reach out to me by email at cscott@bionenviro.com, or phone at (303) 843-6191 (direct).

Bion Update and Outlook – December 2021

First for some housekeeping… If you missed the press release in July, our domain name, ‘biontech.com’ was “compromised and disabled”. As we later found, it was actually stolen from the international registrar, Network Solutions, and was subsequently ‘sold’ to an outfit in China. To make a long story short, on November 19, the U.S. District Court issued an order to return the domain to Bion and we received it last week.

My apologies for any emails sent to the biontech.com address in the month or so following the theft that were ‘ignored’. During that time, those emails went to outer space as far as we can tell, since no bounce notices were returned to the senders. As most of you know now, we are using bionenviro.com, which applies to both the website and email addresses. We are evaluating our options with respect to the biontech.com domain, which we feel was probably targeted because of its potential value to BioNTech (BNTX), Pfizer’s Germany-based covid vaccine partner, that currently uses biontech.de.

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The last few months have been both busy and exciting. Dominic Bassani, our CEO, said it best in a conversation we had a few months ago: “Until we finished the [3G Tech] optimization trials, we were on a single path, putting one foot in front of the other. For the first time, we are moving down several parallel paths as we move forward on multiple fronts. Buckle up…”

He was right and I was able to highlight that fact when I presented Bion’s opportunity at the LDMicro Main Event this past October. LD’s Main Event is the preeminent small-cap institutional/ investment banking conference, held annually in Los Angeles. The last time I presented there – three years ago – I had about 15 people attend my presentation… and I knew half of them. Frankly, there just wasn’t that much interest in either us or our ‘space’ at that time.

Fast forward to my presentation on Oct 12: I walked into a standing room only crowd with over 30 people I didn’t know, which included investment bankers and/or their ‘sell-side’ analysts, institutional ‘buy-side’ analysts, and several other interested parties. Based on my ongoing follow-up with those folks, the reasons for the increased interest were mostly:

1.	The widespread and growing ‘anti-meat/ -livestock’ messaging, especially recently and focused on climate change, has alerted many in the institutional investment world that disruption and transformation, which to them spell opportunity, have reached the $175 billion animal protein industry and its consumers. And in keeping with that theme…

2.	…Beyond Meat (BYND), whom we owe a debt of gratitude… a big one.

I’ve talked about BYND in the last couple updates. They produce plant-based (vegan) alternatives to real meat, such as burgers, sausage, ground beef, and chicken, under the brands Beyond Burger and Beyond Sausage. In May 2019 BYND priced its IPO (Initial Public Offering) on the Nasdaq at $25 per share, implying a market capitalization of approximately $1.5 billion. Keep in mind, their previous year’s sales were $88 million with an almost $30 million loss. The first trade in the stock was nearly double the IPO price at $46 and by July, it hit its high of just over $239, generating a market cap of nearly $15 billion. Much of that excitement was fueled by early big announcements, like deals to supply major customers such as McDonald’s and Yum Brands, the parent company of KFC and Taco Bell.

It is one thing to have a unique story and capture the imagination of both the early consumer and Wall Street. It is altogether another to sustain it. First the pandemic, then reality, set in. When the restaurants that were BYND’s primary customers were shut down as the pandemic took hold in early 2020, the stock faltered for the first time. More recently, BYND has had to contend with the reality of a much more concerning issue: despite the hype and early promise, the products themselves have not been the hit with consumers that they were expected to be. The fact is that many who tried BYND’s products simply did not like them and have not come back for more.

BYND and other plant-based alternatives will fight over the vegan niche in the market; but, in my opinion, they won’t be able to satisfy the much larger number of meat-eating consumers that value sustainability, but not so much as to sacrifice enjoyment. We firmly believe that our verifiably sustainable grain-fed products, which will also have the same taste and texture people have come to expect from US beef and pork, will capture AND HOLD market share, when it becomes widely available in 2023. We will get a ‘taste’ of that consumer acceptance when we begin test-marketing product, anticipated in 2022.

Recently, due to disappointing demand numbers, Wall Street analysts have downgraded their expectations for both BYND and the alternative plant-based sector, as a whole. As a result, BYND’s share price has come back down to around $70 share. Bear in mind, even at ‘only’ $70, BYND is still trading at 10 times revenues. Again, that’s REVENUES, not earnings!

The message here is not that Bion is BYND – we are not, nor do we want to be, although we wouldn’t mind catching a similar Wall Street ‘wave’. The thanks we owe BYND are twofold. First, it showed Wall Street, both on the institutional and retail sides, that there is a real ‘appetite’ for disruption and transformation in the food supply chain. Second, and perhaps more important, their recent reversal demonstrates Bion’s belief that ‘sustainability’ alone is not enough and that products still have to satisfy consumers’ taste and texture expectations. That IS us: real meat, grain-fed, and sustainably produced. And further, we believe our concept of ‘sustainable’ represents a much broader opportunity than plant-based alternatives, because we are not limited to the ground meat market that represents only 10 percent of the overall animal protein market.

Before moving on, I would also note another key factor that I think is in play with the investment banking groups and analysts that are now evaluating us. In their minds (as it should be), our success with the 3G Tech platform reduces the substantial policy risk previously associated with investment in Bion, since our business model is no longer SOLELY DEPENDENT on policy change to create a market for nutrient credits or other ‘payments for ecosystem services’. What we have said, they seem to understand: we are no longer a one-trick pony, dependent on uncertain future regulation or politics. Our business model and projects are now consumer driven and we believe we have a unique opportunity to carve out a premium segment of the $175 billion U.S. livestock industry.

Sustainable Beef Demonstration Project

We announced in September that we will develop a sustainable and/or organic grain-finished beef production facility near Fair Oaks, IN. If you didn’t read the press release, you should here. Mike McCloskey, Chairman of Fair Oaks Farms – one of the largest dairies in the U.S., made some key observations in his statement. Feel free to search either ‘Mike McCloskey’ or ‘Fair Oaks Farms’.

The pivot from the previously announced Lamb Dairy to Fair Oaks will now allow us to demonstrate the 3G Tech platform’s performance at scale (as planned), while simultaneously proving up our sustainable beef model. While the pivot may have created a small delay on the front end, we believe it will significantly shorten the timeline (vs the Lamb project route) to production of our first sustainable beef, which is our primary focus for 2022. I won’t paraphrase what I said about our unique opportunity in the press release, I’ll just repeat it:

“We believe that today there exists substantial unmet demand – potentially very large – for ‘real’ beef and pork products that offer the sustainability consumers seek, but with the quality of taste and texture they have come to expect from grain-finished American beef and pork. We think there is a similar unmet demand for organic grain-finished beef and pork products with that same level of verified sustainability. We look forward to demonstrating that we can produce the environmentally sustainable products the consumer clearly wants, while also ensuring economic sustainability and expanded opportunities for the producer.”

Organic Certification(s)

The organic space is complicated, and it has many layers. Before you go any further, you need to read (or even reread) the primer on things organic in our Aug 2020 update here (first page).

We are still in the middle of the OMRI application we made in May of this year. Remember, we warned at the beginning the process would take time, because our granular ammonium bicarbonate – AD Nitrogen – and the process behind it, are SO unique and transformational. OMRI is struggling with just what to do with us, in my opinion, due to the fact that the end product is a solid and that OMRI has no protocol for a solid.

But the bottom line hasn’t changed. Bion has already obtained approval from OMRI for one of its low strength liquid products, while we await approval for the higher strength crystal, AD Nitrogen. As a result of the approval of the liquid product, Bion’s process has been deemed by OMRI to be non-synthetic. The higher strength AD Nitrogen product uses the very same non-synthetic technology. We are confident it will ultimately be approved too, although the timing of that approval is impossible to predict.

HOWEVER… Approval for ‘organic use’ can take place either through OMRI, which provides a national clearinghouse for agricultural inputs such as fertilizers, pesticides and herbicides, or through the individual state organic regulatory programs that provide certification of agricultural outputs, such as organic corn or meat. The state approval processes take place independent of OMRI. While we manage the OMRI approval process, we will be shortly filing for approval in Iowa and Nebraska; that application will run concurrently while a final OMRI determination is achieved. We anticipate that a state determination can be achieved within three to six months.

National Policy

The $1.2 trillion infrastructure bill that was signed into law in July will deliver $550 billion of new federal investment in America’s infrastructure over the next five years. This spending includes the nation’s water systems. The first impact we have seen from this is Pennsylvania Senate Bill 832, which we announced in November moved to the Senate Appropriations Committee (see below). The bill also expanded the opportunities and markets for renewable energy credits under the Renewable Fuel Standard (RFS).

The Build Back Better Act, which passed in the House and is now in the Senate, “provides funding, establishes programs, and otherwise modifies provisions relating to a wide range of areas, including the environment and renewable energy”. Included in BBB is a provision to extend the 30 percent investment tax credit (ITC) for investments in biogas production. If passed, the ITC will significantly reduce the cost of developing Bion 3G Tech systems. The bill contains a wide range of additional renewable energy-related benefits, including solar, that may positively impact Bion projects.

Pennsylvania Policy/ SB 832

SB 832 includes the Clean Water Procurement Program (PWPP), which contains most of the key provisions of SB 575, a bipartisan bill that was introduced in June 2019 to provide a nutrient credit procurement program. SB 575 was approved in the Senate later that month by a vote of 33-17 and was calendared for a hearing in the House State Government Committee on Mar 16, 2020, the day legislative activities were canceled due to the pandemic. The bill ‘expired’ along with the session on Dec 31, 2020.

Suffice to say, SB 575, and its predecessor bills, have a messy and complicated history in the PA legislature. Even with bipartisan studies that demonstrate verified benefits to the Bay and 90 percent savings to the taxpayer, previous bills failed to garner broad enough support to pass, despite strong support from Gene Yaw, the Chairman of the Senate Enviro and Resources Committee, among other notable legislators. The bills that would have implemented modern alternative solutions were opposed by many of the entrenched interests of the clean water status quo, despite their decades of failure. You’d think they’d be grateful for the help; but no, it really is about the money. With limited resources, unless a new dedicated source of funding could be found that didn’t call for pulling funding from that same clean water ‘mafia’, the CWPP seemed doomed to be another victim of political inefficiency.

In comes the infrastructure bill with its new clean water funding. SB 832 incorporates three different programs – the CWPP, along with the Agriculture Conservation Assistance Program and the Municipal Storm Water Assistance Program. Note that the other two programs are important to and supported by the entrenched interests that have opposed the CWPP for years… we think it will be hard to oppose it now. The bill provides a minimum of $250 million in funding (from the new infrastructure bill); of that, 10 percent is allocated to the CWPP. Remember that establishing the CWPP, which would fund a nutrient credit trading program, could be the second revenue source needed to begin the development of the large scale Kreider 2 poultry project. An OMRI Listing of AD Nitrogen, as discussed above, could also be the second. Either one gets it done – and we think we’ll get them both.

Here is a link to a recent op-ed by Harry Campbell, the PA science policy and advocacy director for the Chesapeake Bay Foundation (CBF), calling for support of SB 832 and the Agricultural Conservation Assistance Program. Many of you know that the CBF was near the top of the list of those entrenched interests that have historically opposed the CWPP. I personally take great comfort in the fact that they now, if not intentionally, support it.

Conclusion

I’ll take this opportunity to thank those investors and their representatives that have (or will have) exercised their warrants. We greatly appreciate your support and confidence and will do our best to deserve it. That capital will be key over the next several months allowing us to begin to execute on our strategy, as well as bring our story to a wider Wall Street (and elsewhere) audience.

Look for some changes and real progress over these next months. One of our goals will be to uplist our stock to a national exchange, either the NYSE-AMEX or the NASDAQ during 2022. This will be a key factor in showing this story to more and increasingly larger retail and institutional investors. Based on the recent and growing interest in both us and our ‘space’, it is time to move up.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words ‘can’, ‘believe’, 'anticipate', ‘think', ‘opinion’ and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact Information:

Craig Scott

Director of Communications

303-843-6191 direct